Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of February 4, 2003 by and between Intrusion Inc., a Delaware corporation (including any of its subsidiaries or any parent corporation, the “Company”), and Aaron Bawcom, an individual (the “Executive”).

RECITALS

WHEREAS, Executive is currently a Vice President of the Company; and

WHEREAS, the Company and the Executive have determined that it is in their respective best interest to enter into this Agreement on the terms and conditions as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1.               EMPLOYMENT TERMS AND DUTIES

1.1                                 Employment.  The Company hereby employs Executive, and Executive hereby accepts continued employment by the Company, upon the terms and conditions set forth in this Agreement.

1.2                                 Duties.  Executive shall continue to serve as Vice President or any other similar duties the Company may assign Executive.

1.3                                 During the term of Executive’s employment hereunder, Executive shall devote his full working time and efforts to the performance of his duties and the furtherance of the interests of the Company and shall not be otherwise employed.  Notwithstanding the above, Executive may serve as a director or trustee of other organizations; engage in charitable, civic, and/or governmental activities; provided that such service and activities do not prevent Executive from performing the duties required of Executive under this Agreement and further provided that Executive obtains written consent for all such activities from the Company, which consent will not be unreasonably withheld.  Executive may engage in personal activities, including, without limitation, personal investments, provided that such activities do not interfere with Executive’s performance of duties hereunder and/or the provisions of Executive’s written agreements with the Company.

1.4                                 Term.  Subject to the provisions of Section 1.5 and Section 1.7 below, the term of Executive’s employment under this Agreement shall commence this date and shall continue for a period of two (2) years (the “Employment Term”).

1.5                                 Compensation and Benefits.

1.5.1                        Base Salary.  Subject to the provisions of Section 1.7 and in consideration of the services rendered to the Company hereunder by Executive; the Company shall, during the Employment Term, pay Executive a salary at the annual rate of one hundred seventy five thousand dollars ($175,000) (the “Base Salary”), less statutory deductions and withholdings, payable in accordance with the Company’s regular payroll practices.  Base Salary shall be payable bi-weekly in accordance with the Company’s normal payroll practices.

1.5.2                        Retention Bonus.   Executive shall be paid, on or before February 21, 2003, a Retention Bonus of one-hundred seventy-five thousand dollars ($175,000), less statutory deductions and withholdings, payable in accordance with the Company’s regular payroll practices.    Retention Bonus shall vest ratibly for 24 months.  Unearned Retention Bonus shall be repaid by Executive to Company in the event of voluntary termination or termination for cause as defined in Section 1.6.2. If Executive is terminated by the Company without Cause, the Retention Bonus becomes fully vested.

1.5.3                        Benefits Package.  In addition to the Base Salary set forth in Section 1.5.1 and the Retention Pay set forth in Section 1.5.2, during the Employment Term, Executive shall be entitled to receive such employee benefits, vacation and holidays as may be in effect from time to time as are afforded to other executives of the Company.

1.6                                 Termination.  Executive’s employment and this Agreement (except as otherwise provided hereunder) shall terminate upon the occurrence of any of the following, at the time set forth therefor (the “Termination Date”):

1.6.1                        Death or Disability.  Immediately upon the death of Executive or the determination by the Company that Executive has ceased to be able to perform the essential functions of his duties, with or without reasonable accommodation, for a period of not less than ninety (90) days, due to a mental or physical illness or incapacity (“Disability”) (termination pursuant to this Section 1.6.1 being referred to herein as termination for “Death or Disability”); or

1.6.2                        Termination For Cause.  Immediately following notice of termination for “Cause” (as defined below), specifying such Cause, given by the Company (termination pursuant to this Section 1.6.2 being referred to herein as termination for “Cause”).  As used herein, “Cause” means termination based on Executive’s:

(a)          conviction or plea of “guilty” or “no contest” to any crime constituting a felony in the jurisdiction in which committed, any crime involving moral turpitude (whether or not a felony), or any other violation of criminal law involving dishonesty or willful misconduct that materially injures the Company (whether or not a felony);

(b)         substance abuse that in any manner materially interferes with the performance of your duties;

(c)          breach of this agreement;

(d)         misconduct that materially discredits or damages the Company;

(e)          indictment for a felony violation of the federal securities laws; or

(f)            chronic absence from work for reasons other than illness or incapacity.

1.6.3                        Other Remedies.  Termination pursuant to Section 1.6.2 above shall be in addition to and without prejudice to any other right or remedy to which the Company may be entitled at law, in equity, or under this Agreement.

1.7                                 Severance and Termination.  In the case of a termination of Executive’s employment hereunder for any reason including and without limitation, termination without Cause, (i) Executive shall not be entitled to receive payment of, and the Company shall have no obligation to pay, any severance or similar compensation attributable to such termination, other than Base Salary earned but unpaid, accrued but unused vacation, vested benefits under any employee benefit plan, and any unreimbursed expenses incurred by Executive as of the termination date, and (ii) the Company’s obligations under this Agreement shall immediately cease.

2.               REPRESENTATIONS AND WARRANTIES BY THE EMPLOYEE

Executive represents and warrants to the Company that (i) this Agreement is valid and binding upon and enforceable against him in accordance with its terms, (ii) Executive is not bound by or subject to any contractual or other obligation that would be violated by his execution or performance of this Agreement, including, but not limited to, any non-competition agreement presently in effect, and (iii) Executive is not subject to any pending or, to Executive’s knowledge, threatened claim, action, judgment, order, or investigation that could adversely affect his ability to perform his obligations under this Agreement or the business reputation of the Company.

3.               MISCELLANEOUS

3.1                                 Notices.  All notices, requests, and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the following addresses or facsimile numbers:

If to the Executive, to:

Aaron Bawcom

10604 Birmingham Dr

Frisco, TX 75035

If to the Company, to:

Intrusion Inc.

1101 E. Arapaho Road

Richardson, Texas  75081

Facsimile:  (972) 234-1467

Attention:  Ward Paxton

3.2                                 Entire Agreement.  This Agreement supersedes all prior discussions and agreements among the parties with respect to the subject matter hereof and contain the sole and entire agreement between the parties hereto with respect thereto.

3.3                                 Waiver.  Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition.  No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

3.4                                 Amendment.  This Agreement may be amended, supplemented, or modified only by a written instrument duly executed by or on behalf of each party hereto.

3.5                                 Change of Control. Upon Change of Control of the Company, unearned Retention Bonus shall become fully vested.

3.6                                 No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and the Company’s successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

3.7                                 No Assignment; Binding Effect.  This Agreement shall inure to the benefit of any successors or assigns of the Company.  Executive shall not be entitled to assign his obligations under this Agreement.

3.8                                 Headings.  The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

3.9                                 Severability.  The Company and Executive intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of any provision of this Agreement is too broad to be enforced as written, the Company and Executive intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable.  If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such provision was never a part of this Agreement, and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by illegal, invalid, or unenforceable provisions or by their severance.

3.10                           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts executed and performed in such State without giving effect to conflicts of laws principles.

3.11                           Jurisdiction.  With respect to any suit, action, or other proceeding arising from (or relating to) this Agreement, the Company and Executive hereby irrevocably agree to the non-exclusive personal jurisdiction and venue of the United States District Court for the Northern District of Texas (and any Texas State Court within Dallas County, Texas).

3.12                           Counterparts.  This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

“COMPANY”

INTRUSION INC.

By:	/s/ G. Ward Paxton

Name:	G. Ward Paxton

Title:	President & CEO

Date:	2/4/03

“EXECUTIVE”

Aaron Bawcom

/s/ Aaron Bawcom
Executive

Date:	2/4/03